Exhibit 17

EXECUTIVE OFFICERS AND DIRECTORS

OF

MONY LIFE INSURANCE COMPANY OF AMERICA

The names of the Directors and the names and titles of the Executive Officers of MONY Life Insurance Company of America (“MLOA”), and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is that of MLOA at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to MLOA and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
Priscilla S. Brown	Senior Executive Vice President and Chief Marketing Officer Senior Executive Vice President and Chief Marketing Officer, AXA Financial, Inc.

* Henri de Castries (1) AXA 25, avenue Matignon 75008 Paris France	Chairman of the Board and Chief Executive Officer, AXA Chairman of the Board, AXA Financial, Inc.

* Ramon de Oliveira (1) 580 Park Avenue New York, NY 10065	Managing Director, Investment Audit Practice, LLC

* Denis Duverne (1) AXA 25, avenue Matignon 75008 Paris France	Member of the Board and Deputy Chief Executive Officer, AXA

* Barbara Fallon-Walsh	Former Head of Institutional Retirement Plan Services, The Vangaurd Group, Inc.

Dave S. Hattem	Senior Executive Vice President and General Counsel Senior Executive Vice President and General Counsel, AXA Financial, Inc.

* Daniel G. Kaye	Former partner Ernst & Young

Name, Business Address	Present Principal Occupation
* Peter S. Kraus AllianceBernstein 1345 Avenue of Americas New York, NY 10105	Chairman of the Board and Chief Executive Officer AllianceBernstein Holding L.P.

Nicholas B. Lane	Senior Executive Vice President and Head of U.S. Life and Retirement Senior Executive Vice President and Head of U.S. Life and Retirement, AXA Financial, Inc.

Anders Malmström (3)	Senior Executive Vice President and Chief Financial Officer Senior Executive Vice President and Chief Financial Officer, AXA Financial, Inc.

* Kristi A. Matus athenahealth, Inc. 311 Arsenal Street Watertown, MA 02472	Executive Vice President and Chief Financial & Administrative Officer of athenahealth, Inc.

* Mark Pearson (2)	Chairman of the Board, President and Chief Executive Officer President and Chief Executive Officer, AXA Financial, Inc.

Salvatore Piazzolla (4)	Senior Executive Vice President Senior Executive Vice President, AXA Financial, Inc.

Sharon Ritchey	Senior Executive Vice President and Chief Operating Officer Senior Executive Vice President and Chief Operating Officer, AXA Financial, Inc.

* Bertram L. Scott Novant Health 108 Providence Road Charlotte, NC 28207	Senior Vice President of population health

* Lorie A. Slutsky	President and Chief Executive Officer, The New York Community Trust (community foundation)

* Richard C. Vaughan	Former Executive Vice President and Chief Financial Officer, Lincoln Financial Group

*	Director
(1)	Citizen of the Republic of France
(2)	Citizen of the United Kingdom
(3)	Citizen of Switzerland
(4)	Citizen of Italy